SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            Form 8-K

                         CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  08-08-96


                  AMERON INTERNATIONAL CORPORATION
        (Exact name of registrant as specified in its charter)



     Delaware                   1-9102          77-0100596
(State or other jurisdiction    (Commission     (I.R.S. Employer
of Incorporation)               File Number)    Identification No.)




245 South Los Robles Ave., Pasadena, California          91101
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (818) 683-4000

Item 5      OTHER EVENTS

The attached announcement was released to the news media on August 8, 1996

















                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  AMERON INTERNATIONAL CORPORATION

                                  _______________________________
Date: August 9, 1996              By:   Javier Solis
                                        Senior Vice President and
                                        Secretary

Ameron to acquire worldwide Devoe marine coatings business from ICI

Pasadena, Calif. Ameron International Corporation (NYSE: AMN) announced today that it has signed an agreement to acquire the worldwide Devoe marine coatings business of Imperial Chemical Industries PLC (ICI).

The business to be acquired by Ameron generated sales of approximately $50 million in 1995."This acquisition will make Ameron the largest supplier of high-performance marine and offshore coatings in the United States, and it will also greatly expand our sales and service network and global presence in these markets," said James S. Marlen, Ameron chairman, president and chief executive officer.

Ameron will manufacture and market a number of well-known product lines under Devoe trade names, such as Bar-Rust TM advanced technology epoxy, ABC marine antifouling, Catha-Coat zinc-rich primer, Devchem tank lining, DevgripTM non-skid epoxy, DevthaneTM acrylic urethane and Pre-prime primer, among many others.

In addition, Ameron will manufacture and sell Devoe coatings to industrial maintenance markets in Europe, the Middle East and parts of Africa. Ameron will also manufacture and sell Devoe and certain Glidden products to offshore oil and gas markets in the United States, Canada, Europe, Africa and South America.

Marlen noted that the acquisition will bring together the technologies of two pioneering companies in the high-performance coatings industry. Ameron is known for developing and introducing inorganic zinc silicate coatings and, more recently, for its patented engineered polysiloxane chemistry and products. Devoe is generally acknowledged as a leader in marine technology and the inventor of widely used epoxy resin chemistry and coatings. "The Devoe product line will be an excellent complement to Ameron's technology and markets," Marlen said.

Marlen added that the acquisition is in keeping with Ameron's objectives of sustaining growth and continuing to improve profitability. "We continue to seek strategically attractive acquisitions, marketing alliances and licensing partnerships in all our businesses," he said. In the first quarter of this year, Ameron acquired Centron International, a Texas-based manufacturer of fiberglass pipe for oilfield applications.

Marlen expressed optimism about the remainder of 1996 and said that he expects Ameron's overall sales and earnings to be stronger than in 1995, continuing the positive earnings trend that began in 1994 following a comprehensive restructuring of the company.

Founded in 1907, Ameron is a multinational manufacturer of highly engineered products for the building, construction and industrial markets. The company operates businesses in North America, Latin America, Europe and Asia. In addition to high-performance protective coatings, Ameron is a leading producer of concrete and steel pipe systems, fiberglass pipe and other specialized construction products. Ameron sales in 1995 were $481 million.